Exhibit 3.3

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

ACTIVE POWER, INC.

Section 7.1 of Article VII of the Second Amended and Restated Bylaws (the “Bylaws”) of Active Power, Inc. (the “Company”), was amended and restated in its entirety by the Company’s Board of Directors on December 6, 2007 to read as follows:

“                      Section 7.1      Stock Certificates.  The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation buy the Chairman or vice-chairperson of the Board of Directors, or the President or vice-president and by the Secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be by a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.  The corporation shall not have power to issue a certificate in bearer form.”

Section 7.3(a) of Article VII of the Company’s Bylaws was amended and restated in its entirety by the Company’s Board of Directors on December 6, 2007 to read as follows:

“                      Section 7.3     Transfers.

(a)  Stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws.  Transfers of stock shall be made on the books of the corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.  The Board of Directors shall have the power and authority to make all such other rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the corporation.”